EXHIBIT 12.1
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                                          BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                               Ratio of Earnings to Fixed Charges
                                                                                                              Nine Months
                                                           Year Ended December 31                          Ended September 30
                                           _________________________________________________________    ______________________
                                             1994        1995        1996        1997         1998         1998         1999
                                           _________   _________   _________   _________   _________    _________    _________
                                                    (dollar amounts expressed in thousands)
Interest costs                             $ 169,170   $ 154,469   $ 146,234   $ 153,691   $ 174,541    $ 132,989    $ 118,803
Interest capitalized during the period         1,630       3,549      17,778      10,575       1,341          537	         212
Interest factor related to noncapitalized
 leases(a)                                     9,161       8,600      12,982      11,931      11,308        9,212		      9,571
                                           _________   _________   _________   _________   _________    _________    _________
  Total fixed charges                      $ 179,961   $ 166,618   $ 176,994   $ 176,197   $ 187,190    $ 142,738    $ 128,586

Income (loss) before income taxes,
 minority interest, and cumulative effect
 of accounting change                      $ (64,750)  $ 589,410   $  31,340   $ (28,930)  $ (16,878)   $   1,430    $ 225,123
Undistributed (earnings) losses of less
 than 50% owned persons, net of
 distributions received                       (1,110)    (36,861)     (1,290)      5,180       3,791        3,718       (6,024)
Total fixed charges                          179,961     166,618     176,994     176,197     187,190      142,738	     128,586
Less: Interest capitalized                    (1,630)     (3,549)    (17,778)    (10,575)     (1,341)        (537)        (212)
      Guarantee of interest on ESOP debt     (20,717)    (19,339)    (17,874)    (16,341)    (14,671)     (11,059)      (9,707)
                                           _________   _________   _________   _________   _________    _________    _________
Total earnings before fixed charges        $  91,754   $ 696,279   $ 171,392   $ 125,531   $ 158,091    $ 136,290    $ 337,766

  Ratio of earnings to fixed charges             -          4.18         -           -           -            -          2.63

Excess of fixed charges over earnings
 before fixed charges                      $  88,207   $     -     $   5,602   $  50,666   $  29,099    $   6,448    $     -


(a)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.


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